EXHIBIT 2.2
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
Execution Version
PFIZER MANUFACTURING FRANKFURT GMBH
PFIZER INC.
AND
MANNKIND CORPORATION

INSULIN SALE AND PURCHASE AGREEMENT

EXECUTION VERSION

EXECUTION VERSION
INDEX OF ANNEXES

Annex Number	Title of Annex
1.1(a)	Amended and Restated License Agreement
1.1(b)	Assignment of PFIZER's EPA Rights Agreement
1.1(c)	Assignment of PFIZER's License Rights Agreement
1.1(d)	Assignment of PMF's License Rights Agreement
1.1(e)	Assignment of PMF's IP Rights Agreement
1.1(f)	Data Room Index
1.1(g)	Guarantees
1.1(h)	Insulin Maintenance and Call Option Agreement
1.1(i)	Logfile
1.1(j)	Reference Material
1.1(k)	Post Closing Improvements
2.1.1	Insulin Batch Numbers / Production Year
4.4	Purchase Price Allocation
8.2	Limitations on Liability
9	Purchaser's Guarantees

EXECUTION VERSION
THIS INSULIN SALE AND PURCHASE AGREEMENT is made on 6 March 2009
BETWEEN
(1)	Pfizer Manufacturing Frankfurt GmbH, with statutory seat in Frankfurt am Main, Federal Republic of Germany, registered in the commercial register at the local court of Frankfurt am Main under HRB 81803 (“PMF”);

(2)	PFIZER INC., a Delaware corporation with principal executive offices at 235 East 42nd Street, New York, New York 10017, USA (“PFIZER”); and

(3)	MannKind Corporation, a corporation under the laws of the state of Delaware, the United States of America, having its principal place of business at 28903 North Avenue Paine, Valencia, CA 91355, USA (the “Purchaser”).
WHEREAS
1.	PMF owns approximately [...***...] of bulk insulin, which have been manufactured under the amended and restated license agreement between Sanofi-Aventis Deutschland GmbH and PMF.

2.	PMF desires to sell to the Purchaser in accordance with the terms and conditions of this Agreement approx. [...***...] of such bulk insulin inventory and the Purchaser desires to acquire such amount of bulk insulin inventory in accordance with the terms and conditions of this Agreement. The remaining portion of the bulk insulin inventory (approx. [...***...]) and further bulk insulin inventory owned by PFIZER (approx. [...***...]) shall be retained by PMF and PFIZER and shall be subject to an Insulin Maintenance and Call Option Agreement between PMF, PFIZER and the Purchaser.

3.	PMF and PFIZER hold certain other rights and own certain other assets relating to the manufacture of bulk insulin and inhalable insulin, which PFIZER and certain of its affiliates acquired under the Exubera purchase agreement from Sanofi-Aventis Deutschland GmbH and its affiliates.
4.	PMF and PFIZER desire to sell to the Purchaser such other rights and assets in accordance with the terms and conditions of this Agreement and the Purchaser desires to acquire such rights and assets from PMF and PFIZER in accordance with the terms and conditions of this Agreement. The Purchaser declares and PMF and PFIZER acknowledge that the Purchaser desires to acquire such other rights and assets in its capacity as the general partner (beherend vennoot) of Technosphere International C.V., a limited partnership (commanditaire vennootschap) registered at the trade register of the Chambers of Commerce (Kamer van Koophandel) Amsterdam under registration number 34329074, having its seat at Amsterdam (address: 1097 JB Amsterdam, Prins Bernhardplein 200) (“Technosphere”).

***	Confidential Treatment Requested

EXECUTION VERSION
NOW, therefore, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms and expressions used in this Agreement shall have the meaning ascribed to them in the HBR Purchase Agreement unless defined otherwise in the following:

“Agreement”	shall mean this Insulin Sale and Purchase Agreement;

“Amended and Restated License Agreement”	shall mean the amended and restated license agreement between Sanofi-Aventis Deutschland GmbH and PMF (under its former name and form Diabel GmbH & Co. KG) dated 28 February 2006, a copy of which is set out in Annex 1.1(a);

“Assignment of PFIZER’s EPA Rights Agreement”	shall mean an assignment of PFIZER’s EPA Rights to be entered into by PFIZER and the Purchaser substantially in the form set out in Annex 1.1(b);

“Assignment of PFIZER’s License Rights Agreement”	shall mean an assignment of PFIZER’s License Rights to be entered into by PFIZER and the Purchaser substantially in the form set out in Annex 1.1(c);

“Assignment of PMF’s License Rights Agreement”	shall mean an assignment of PMF’s License Rights to be entered into by PMF and the Purchaser substantially in the form set out in Annex 1.1(d);

“Assignment of PMF’s IP Rights Agreement”	shall mean an assignment of PMF’s IP Rights to be entered into by PMF and the Purchaser substantially in the form set out in Annex 1.1(e);

“Breach”	shall mean a Guarantee by PMF or PFIZER being untrue or incorrect or a covenant by PMF or PFIZER being breached, or guarantee by the Purchaser being untrue or incorrect or a covenant by the Purchaser being breached;

“Bulk Insulin Inventory”	shall mean approx. [...***...] of bulk insulin inventory owned as of the date hereof by PMF;

“Business Days”	shall mean any day other than a Saturday or Sunday, on which the banks are open for regular business in New York, United States of America and Frankfurt

***	Confidential Treatment Requested

EXECUTION VERSION

am Main, Federal Republic of Germany;

“Claim”	shall mean any claim under or for breach of this Agreement, including any claim for damages or indemnification due to a Guarantee by PMF or PFIZER or a Purchaser’s guarantee being incorrect or a covenant being breached;

“Closing”	shall mean the consummation of all of the Closing Actions;

“Closing Actions”	shall mean the actions set out in Section 7.2 collectively or individually;

“Closing Condition(s)”	shall have the meaning set forth in Section 5.1;

“Closing Date”	shall have the meaning set forth in Section 7.1;

“Data Room”	shall mean the physical data room of documents provided by the Seller to the Purchaser for inspection between 3 December 2008 and 3 March 2009;

“Data Room Index”	shall mean the data room index contained in Annex 1.1(f);

“DMF”	shall mean the drug master file for the Bulk Insulin Inventory containing all chemistry, manufacturing and controls data and, in cases where required by specific regulatory agencies, additional data on file with any regulatory authority;

“Drop Dead Date”	shall have the meaning set forth in Section 5.5;

“Expiration Date”	shall have the meaning set forth in Section 13.3;

“Exubera Purchase Agreement”	shall mean the Exubera purchase agreement between Sanofi-Aventis Deutschland GmbH and certain of its affiliates named therein as sellers and PFIZER and Pfizer Manufacturing Deutschland GmbH (under its former name and form “Heinrich Mack Nachf. GmbH & Co. KG”) as buyers, dated 13 January 2006 (notarial deed no. 10/2006 and notarial deed no. 11/2006 of the public notary Wendelin von Ketelhodt, Frankfurt am Main) as amended;

EXECUTION VERSION

“Guarantees”	shall mean all or any of PMF’s or PFIZER’s statements set forth in Annex 1.1(g);

“HBR Purchase Agreement”	shall mean a separate agreement between the Purchaser and its affiliate, PMF and PFIZER according to which certain other assets of PMF and certain rights of PFIZER are sold by PMF and PFIZER to the Purchaser and its affiliate dated as of the date hereof (notarial deed number [•] 2009 of the notary [•];

“Indemnitee”	shall have the meaning set forth in Section 11.1;

“Indemnitor”	shall have the meaning set forth in Section 11.1;

“Information”	shall have the meaning set forth in Section 8.3;

“Insulin Maintenance and Call Option Agreement”	shall mean an insulin maintenance and call option agreement to be entered into by PMF, PFIZER and the Purchaser according to which the Purchaser will store and maintain approx. [...***...] of Bulk Insulin Inventory (which are not sold by PMF to the Purchaser under this Agreement but which will be retained by PMF) as well as approx. [...***...] of bulk insulin owned by PFIZER, substantially in the form set out in Annex 1.1(h);

“Intellectual Property”	shall mean all industrial and intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including, without limitation, patents (including continuation, divisional, continuation in part, re-examination and reissue patent applications, and any patents issuing therefrom), petty patents, utility models, design patents, registered and unregistered designs, copyright (including moral rights and neighboring rights), integrated circuits and other sui generis rights, trade marks, trading names, service marks, logos, the get-up of products and packaging, geographical indications and applications and other signs used in trade, internet domain names, unique marketing codes, rights in know-how, mask works, inventions (including employee inventions (Dienster-

***	Confidential Treatment Requested

EXECUTION VERSION

findungen) that have been claimed (in Anspruch genommen) by PMF (or as to which PMF has the right to claim) in accordance with the German Law on Employee Inventions (Arbeitnehmererfindungsgesetz) or comparable foreign laws), discoveries, methods, processes, techniques, methodologies, formulae, algorithms, technical data (such as manufacturing documentation), specifications, research and development information, technology, data bases, source codes in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure as well as object codes, flow charts, manuals, product documentation, publicity rights and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“Logfile”	shall mean the logfile in Annex 1.1(i);

“Party” or “Parties”	shall mean PMF, PFIZER and the Purchaser collectively or individually;

“Person”	shall mean an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated or other organization, entity or group;

“PFIZER”	shall have the meaning set forth in the lead-in to this Agreement;

EXECUTION VERSION

“PFIZER’s EPA Assets”	shall mean the following assets acquired by PFIZER or any affiliate of PFIZER under the Exubera Purchase Agreement (as amended or further developed): (i) the master cell bank:
[...***...] and the working cell bank: [...***...], (ii) the “DMF Related Regulatory Correspondence” as listed in Schedule 1.1 (g) to the Exubera Purchase Agreement, (iii) the “Reference Material” as listed Annex 1.1(j), and (iv) the “Bulk Insulin Technical Information” as listed in Schedule 1.1(c) to the Exubera Purchase Agreement, and (vi) all such other assets and documentation and Intellectual Property that directly relate to PFIZER’s EPA Rights and are reduced to writing or can be reasonable documented by the Purchaser;

“PFIZER’s EPA Rights”	shall mean all rights of PFIZER or any affiliate of PFIZER, which were acquired under the Exubera Purchase Agreement, including the “Product Technical Information” as defined in the Exubera Purchase Agreement, to the extent such rights relate to the “Product” as defined in the Exubera Purchase Agreement and to the extent PFIZER (or any of its affiliates) is able to sell and transfer such rights, in particular rights which have either ceased to exist due to performance or statute of limitation or have been sold or transferred to third parties (other than the affiliates of PFIZER) prior to the date hereof are excluded;

“PFIZER’s License Rights”	shall mean the rights of PFIZER under the Amended and Restated License Agreement;

“PMF”	shall have the meaning set forth in the lead-in to this Agreement;

***	Confidential Treatment Requested

EXECUTION VERSION

“PMF’s License Assets”	Shall mean the following assets of PMF: the documentation relating to (i) the “Patent Rights” (including the patents listed in Schedule I to the Amended and Restated License Agreement), (ii) the “Production Process” as listed in and enclosed under Schedule II to the Amended and Restated License Agreement, (iii) the “Pre-Closing Improvements” as listed in and enclosed under Schedule III to the Amended and Restated License Agreement, (iv) the post-closing improvements as listed in Annex 1.1(k), (v) the “Production Technology” as listed in and enclosed under Schedule IV to the Amended and Restated License Agreement, and (vi) all such other assets and documentation and Intellectual Property that directly relate to PMF’s License Rights and are reduced to writing or can be reasonable documented by the Purchaser;

“PMF’s IP-Rights”	shall mean all Intellectual Property legally or beneficially owned (including by way of license by a third party) by PMF at the Closing Date, 00:00 h, and all Intellectual Property used by PMF at the Closing Date, 00:00 h, or which was created, generated or acquired for use by PMF at the Closing Date, 00:00 h, including, for the avoidance of doubt, the rights to the “DMF” as defined in the Exubera Purchase Agreement and all records relating to the “DMF”, but excluding any Intellectual Property held by PMF under the Amended and Restated License Agreement and further excluding the Retained Names and Marks and further excluding any Intellectual Property not relating to the manufacture of bulk insulin;

“PMF’s License Rights”	shall mean all of PMF’s rights under the Amended and Restated License Agreement;

“PMF’s Process Control Data”	shall mean an electronic copy on hard disc of PMF’s documentation of the configuration of the off-the-shelf software used by PMF in the insulin production process control existing on the date hereof;

“Purchase Price”	shall have the meaning set forth in Section 4.1;

EXECUTION VERSION

“Purchaser”	shall have the meaning set forth in the lead-in to this Agreement;

“Retained Names and Marks”	shall have the meaning set forth in Section 13.1;

“Sellers”	shall mean PMF and PFIZER collectively;

“Seller’s Bank Account”	shall mean the following bank account to be used via MT103:

[...***...]

[...***...]

[...***...]

with separate cover message (MT202) to [...***...]

[...***...]

or any other bank account or payment instructions communicated by the Seller to the Purchasers in writing not less than five Business Days prior to the due date of the relevant payment;

“Sellers’ Group”	shall mean PFIZER and PMF and any affiliate (verbundene Unternehmen as defined in sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)) of PFIZER and PMF;

“Third Party Claim”	shall have the meaning set forth in Section 11.2;

“UStG”	shall mean the German Value Added Tax Act (Umsatzsteuergesetz);

“VAT”	shall mean German value added tax (Umsatzsteuer).
1.2	In this Agreement, unless the context otherwise requires:

1.2.1	headings are for convenience only and do not affect the interpretation of this Agreement;

1.2.2	references to any term in the singular shall, if the context so demands, also include the plural and vice versa;

***	Confidential Treatment Requested

EXECUTION VERSION
1.2.3	references to one gender includes all genders;

1.2.4	references to EUR or Euro are references to the lawful currency of the member states of the European Union;

1.2.5	references to USD or US Dollar are references to the lawful currency of the United States of America;

1.2.6	where a German term has been inserted in parenthesis and/or italics the German term alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement;

1.2.7	references to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than the Federal Republic of Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term; and

1.2.8	references to any statute or statutory provision shall be construed as a reference to the same as it has been in force as of the date hereof, unless indicated otherwise.

1.3	The Annexes and Schedules of this Agreement form an integral part of this Agreement.

2.	SALES AND PURCHASES
2.1	PMF hereby sells to the Purchaser and the Purchaser hereby purchases the following rights and assets upon the terms and conditions of this Agreement:

2.1.1	PMF’s License Rights;

2.1.2	Approx. [...***...] of Bulk Insulin Inventory as identified in detail inter alia by batch numbers and production year in Annex 2.1.1;
2.1.3	PMF’s IP-Rights;

2.1.4	PMF’s License Assets;

2.1.5	PMF’s Process Control Data.
2.2	PFIZER hereby sells to the Purchaser and the Purchaser hereby purchases the following rights and assets upon terms and conditions of this Agreement:

2.2.1	PFIZER’s EPA Rights;

2.2.2	PFIZER’s EPA Assets;

***	Confidential Treatment Requested

EXECUTION VERSION
2.2.3	PFIZER’s License Rights.

2.3	The Parties agree that the transfer in rem (dinglich) of the approx. [...***...] of Bulk Insulin Inventory, PMF’s License Assets and PFIZER’s EPA Assets as well as the assignment of PMF’s License Rights, PMF’s IP-Rights, PMF’s Process Control Data, PFIZER’s License Rights and PFIZER’s EPA Rights shall not be effected by virtue of this Agreement but shall take place at the Closing in accordance with Section 7.2.

2.4	Internally, the Purchaser represents and the Sellers acknowledge that the Purchaser purchases and at Closing will acquire the assets and rights specified in Sections 2.1.1, 2.1.3, 2.1.4, 2.1.5, 2.2.1, 2.2.2 and 2.2.3 in its capacity as general partner (beherend vennoot) of Technosphere.

3.	APPORTIONMENT OF LIABILITIES

3.1	PMF and PFIZER remain responsible for all liabilities incurred with respect to the assets and rights sold under this Agreement for any periods before the Closing Date, 00:00 h. PMF and PFIZER indemnify the Purchaser with respect to any such pre-Closing liabilities.

3.2	The Purchaser is responsible for all liabilities incurred with respect to the assets and rights sold under this Agreement for any periods after the Closing Date, 00:00 h. The Purchaser indemnifies PMF and PFIZER with respect to any such post-Closing liabilities.

4.	PURCHASE PRICE

4.1	In consideration of the approx. [...***...] of Bulk Insulin Inventory, PMF’s License Rights, PMF’s IP Rights, PMF’s License Assets, PMF’s Process Control Data, PFIZER’s License Rights, PFIZER’s EPA Rights and PFIZER’s EPA Assets acquired under this Agreement and all rights of the Purchaser and the Sellers under the Insulin Maintenance and Call Option Agreement the Purchaser shall pay to the Sellers a purchase price (the “Purchase Price”) of [...***...], plus VAT, if any.

4.2	The calculation of the Purchase Price as attributed to the approx. [...***...] of the Bulk Insulin Inventory as defined in Section 2.1.2 includes an arm’s length consideration payable to the Purchaser for the storage and maintenance of approx. [...***...] of Bulk Insulin Inventory which are retained by PMF according to the Insulin Maintenance and Call Option Agreement.

4.3	If and to the extent the sale is subject to VAT, the Purchaser has to pay statutory VAT in cash in addition to the Purchase Price to the Sellers within 10 Business

***	Confidential Treatment Requested

EXECUTION VERSION
Days after receipt of an invoice which complies with Section 14 and Section 14a UStG.

4.4	The Purchase Price shall be allocated to the assets and rights sold under this Agreement and the Insulin Maintenance and Call Option Agreement as set out in Annex 4.4.

4.5	All payments to be made to the Sellers pursuant to this Agreement shall be made in cash by wire transfer free of charges and without any restrictions to the Sellers’ Bank Account or any other bank account communicated by the Sellers in writing not less than five Business Days prior to the due date of the relevant payment.

4.6	In the event that the Purchaser is in default (Verzug) with payments under this Agreement, the Parties agree that default interest (Verzugszinsen) shall be payable by the Purchaser as provided for in section 288 para. 2 BGB calculated on the outstanding amount for the period starting with the due date up to and including the date at which the outstanding amount increased by the default interest is irrevocably credited to Sellers’ Bank Account.

5.	CONDITIONS TO CLOSING

5.1	The obligations of the Parties to carry out the Closing are conditional upon satisfaction or waiver of all of the following conditions to Closing (collectively or individually, the “Closing Conditions”):
5.1.1	The earlier to occur of the (i) the LIP Asset Sale Closing or (ii) the LIP Business Sale Closing, in each case according to the terms of the HBR Purchase Agreement;

5.1.2	Expiry of a six week period starting on the date PMF and PFIZER have delivered the notifications to Sanofi-Aventis and Sanofi-Aventis Deutschland GmbH in accordance with Section 6.
5.2	The Closing Conditions or any of them may only be waived, in whole or in part, by the written agreement of the Sellers and the Purchaser.

5.3	The Sellers and the Purchaser shall each notify the other in writing promptly (unverzüglich) upon becoming aware that any of the Closing Conditions have been satisfied or have become incapable of satisfaction (unmöglich geworden) and shall, upon request, provide the other Party with any documentation providing evidence on such fulfilment or incapability of satisfaction.

5.4	The Purchaser and the Sellers shall use their best efforts to ensure that the Closing Conditions are satisfied as soon as possible after the date hereof. The

EXECUTION VERSION
Purchaser and the Sellers shall have no right to delay or prevent the satisfaction of the Closing Conditions.

5.5	If the Closing Conditions have not been satisfied or waived on or before 31 October 2009 (“Drop Dead Date”) the Parties may at their respective absolute discretion (nach freiem Ermessen) jointly agree in writing to extend the Drop Dead Date or otherwise either the Sellers or the Purchaser may each elect to rescind (zurücktreten) this Agreement unless the relevant Party has caused (verschuldet) or is responsible for (vertreten müssen) the failure of the Closing Condition to be satisfied. In the event of such rescission, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party, except Claims for breach of the covenants set forth in Section 5.4.

6.	PRE-CLOSING UNDERTAKINGS

6.1	As soon as practicable after the date hereof, PFIZER shall notify Sanofi-Aventis, 174 avenue de France, 75013 Paris, France, about the sale and envisaged assignment of PFIZER’s EPA Rights to the Purchaser or its affiliates in accordance with section 13.3(d) of the Exubera Purchase Agreement.

6.2	As soon as practicable after the date hereof, PFIZER shall notify Sanofi-Aventis Deutschland GmbH, Industriepark Hoechst, 65926 Frankfurt am Main, Federal Republic of Germany, about the sale and envisaged assignment of PFIZER’s License Rights to the Purchaser with effect (aufschiebend bedingt) as of 28 February 2010 in accordance with section 13.5 of the Amended and Restated License Agreement.

6.3	As soon as practicable after the date hereof, PMF shall notify Sanofi-Aventis Deutschland GmbH, Industriepark Hoechst, 65926 Frankfurt am Main, Federal Republic of Germany, about the sale and envisaged assignment of PMF’s License Rights to the Purchaser in accordance with section 13.4 of the Amended and Restated License Agreement.

6.4	Each of PMF and Pfizer without undue delay shall notify the Purchaser in writing of all events or circumstances arising or coming to the knowledge of PMF or PFIZER, as the case may be, after the date hereof, which to the reasonable assessment of PMF or Pfizer, as the case may be, may result in a Breach of a Guarantee.

6.5	The Purchaser intends to conduct a physical stock take (Inventur) of the PFIZER’s EPA Assets and the PMF’s License Assets as soon as practicable at its own cost. For this purpose, the Seller shall provide to the Purchaser and its designees access to the premises of the insulin plant and the records at usual working hours, and shall provide reasonable assistance to the Purchaser to enable the Purchaser to conduct the physical stock take in an efficient manner and within a

EXECUTION VERSION
reasonable period of time of not less than 5 but not more than 15 Business Days after the date hereof.

6.6	The Seller and the Purchaser shall cooperate in good faith between the date of this Agreement and the Closing Date in order to coordinate the actions required to ensure a seamless transfer to the Purchaser at Closing of the obligations to maintain the DMF, to run the stability program and to maintain the documentation of the records as provided for in the Insulin Maintenance and Call Option Agreement, and to discuss the system to electronically store PMF’s Process Control Data.

7.	CLOSING

7.1	The Parties shall effect the Closing on the day on which the last Closing Condition has been satisfied or waived (“Closing Date”). The Closing shall take place at Clifford Chance in Frankfurt am Main, Federal Republic of Germany or at such other location, time or date as may be agreed between the Parties.

7.2	At the Closing, the Parties shall take the following Closing Actions in the following order (Zug um Zug):

7.2.1	The Purchaser shall pay the Purchase Price to the Sellers in cash by wire transfer to the Sellers’ Bank Account.

7.2.2	PMF shall transfer the approx. [...***...] of Bulk Insulin Inventory to the Purchaser and the Purchaser shall take possession (Besitz) of such Bulk Insulin Inventory (unless the Purchaser has already possession).

7.2.3	PMF and the Purchaser shall execute the Assignment of PMF’s License Rights Agreement.

7.2.4	PMF and the Purchaser shall execute the Assignment of PMF’s IP Rights Agreement.

7.2.5	PMF shall transfer PMF’s License Assets to the Purchaser and the Purchaser shall take possession (Besitz) of PMF’s License Assets (unless the Purchaser has already possession).

7.2.6	PMF shall transfer PMF’s Process Control Data to the Purchaser and the Purchaser shall take possession (Besitz) of PMF’s Process Control Data.

7.2.7	PFIZER and the Purchaser shall execute the Assignment of PFIZER’s EPA Rights Agreement.

***	Confidential Treatment Requested

EXECUTION VERSION
7.2.8	PFIZER and the Purchaser shall execute the Assignment of PFIZER’s License Rights Agreement to assign PFIZER’s License Rights to the Purchaser with effect as of 28 February 2010 (aufschiebend bedingt).

7.2.9	PFIZER shall transfer PFIZER’s EPA Assets to the Purchaser and the Purchaser shall take possession (Besitz) of PFIZER’s EPA Assets (unless the Purchaser has already possession).

7.2.10	PMF, PFIZER and the Purchaser shall execute the Insulin Maintenance and Call Option Agreement.

7.3	After the last Closing Action has been taken, the Parties shall sign a closing memorandum including the confirmation to each other that the Closing Conditions have been fulfilled and that the Closing Actions, in particular the agreement on the transfers and assignments with respect to the assets and rights sold under this Agreement, have been taken in accordance with this Agreement.

7.4	If any Party fails to perform or procure performance of any of the Closing Actions to be performed by it, the Purchaser, in the case of non-performance by the Sellers, or the Sellers, in the case of non-performance by the Purchaser, shall be entitled to (in addition to and without prejudice to all other rights or remedies available) by written notice to the other Party (i) rescind (zurücktreten) this Agreement, or (ii) set a new date for Closing (not being more than 10 Business Days after the Closing Date) in which case the provisions of this Section 7 shall apply to the Closing as so deferred.

7.5	In the event of a rescission, neither Party shall have any claim under this Agreement of any nature whatsoever against the other Party except Claims for breach of the covenants set forth in Sections 5.4, 6 and 7.2.

8.	GUARANTEES BY PMF AND PFIZER

8.1	The Parties have extensively discussed and negotiated to which extent and in which way PMF and PFIZER should be liable for defects of the assets and rights sold under this Agreement and/or if it turns out that the Guarantees are untrue or incorrect. The Parties have decided to depart from the statutory system of liability and to provide instead for a separate system of liability, as determined in this Section 8 and Annex 1.1(g) and Annex 8.2.

8.2	PMF and PFIZER each guarantee in the form of an independent guarantee according to section 311 para. 1 BGB (selbständiges Garantieversprechen) with regard to the assets and rights sold under this Agreement that, subject to the qualifications set out in Annex 1.1(g) and Annex 8.2, the Guarantees are true and correct in all material aspects as at the date hereof or as at such date as expressly referred to in the Guarantees, provided, however, that any provisions and

EXECUTION VERSION
limitations contained in this Agreement relating to the consequences of a Breach of the Guarantees, including the provisions and limitations set forth in Annex 8.2 form an integral part of the Guarantees (Inhalt des Schuldverhältnisses / Bestandteil der Garantieerklärung), and the Guarantees are only given subject to such provisions and limitations.

8.3	The Guarantees are qualified by any matters fairly disclosed by or under (i) this Agreement (including the Annexes and Schedules), (ii) the documents provided in the Data Room and (iii) the documents disclosed to the Purchaser and the answers of the Sellers to information requests filed by the Purchaser according to the Logfile (the information referred to under (i) through (iii) collectively, the “Information”).

8.4	The Purchaser undertakes to the Sellers that, except in the case of gross negligence (grobe Fahrlässigkeit), fraud or wilful misconduct (Vorsatz) it waives and shall not make any claim against any employee, director, agent or officer of PMF, PFIZER or member of the Sellers’ Group on whom it may have relied on in relation to any information supplied or omitted to be supplied by any such person in connection with the Guarantees or this Agreement.

9.	PURCHASER’S GUARANTEES

9.1	The Parties have extensively discussed and negotiated to which extent and in which way the Purchaser should be liable if it turns out that statements made by the Purchaser in this Section 9 and Annex 9 are untrue or incorrect. The Parties have decided to depart from the statutory system of liability and to provide instead for a separate system of liability, as determined hereunder.

9.2	The Purchaser guarantees in the form of an independent guarantee according to section 311 para. 1 BGB (selbständiges Garantieversprechen) that the Purchaser’s guarantees in Annex 9 are true and correct as at the date hereof or as at such date as expressly referred to in Annex 9.

10.	INDEMNIFICATION

10.1	In case of a Claim resulting from a Breach, the Party liable for the Breach shall put the other Party into the position the other Party would have been in without the Breach (Naturalrestitution). If the liable Party is unable to achieve this position within a reasonable period of time after having been notified by the other Party of the Breach, the other Party may claim monetary damages (Schadenersatz in Geld) provided, however, that such damages shall only cover actual and direct damages incurred (Mangelschaden) by the other Party, and shall in particular not cover (i) any indirect or consequential damages (Mangelfolgeschäden), (ii) losses caused by business interruptions, (iii) lost revenues (entgangene Einnahmen), (iv) lost profit (entgangener Gewinn), (v) damages and

EXECUTION VERSION
losses to goodwill, or (vi) reputational damages, and (vii) the other Party is not entitled to claim damages based on any argument that the Purchase Price has been calculated upon incorrect assumptions. The right of the other Party to rescind (Rücktritt) this Agreement is expressly excluded.

10.2	Without prejudice to its duty to mitigate any loss, the each Party shall, at the other Party’ cost provide all reasonable assistance to the Party to remedy any Breach.

10.3	The Parties agree that the rights and remedies which the Sellers on the one hand and the Purchaser on the other hand may have in case of a guarantee being untrue and/or incorrect, breach of a covenant or in case of an indemnification or otherwise contained in this Agreement are limited to the rights and remedies (including claims for specific performance) expressly contained in this Agreement.

10.4	To the extent legally permissible, any claims and rights of any Party of any legal nature whatsoever (contractual, quasi-contractual, tort or otherwise) extending beyond the claims expressly provided for in this Agreement, in particular further-reaching claims based on defects, claims under section 280 BGB which according to former case law would have been considered as claims based on breach of pre-contractual obligations (culpa in contrahendo) or positive breach of contractual obligations (Positive Vertragsverletzung), rights to terminate this Agreement because of the lack of essential characteristics and claims under section 313 BGB and any other rights to terminate this Agreement or exercise any right or remedy which would have a similar effect are hereby excluded and waived by the Parties.

10.5	The provisions of this Section 10 shall not apply to (i) rights and remedies which the Sellers may have under applicable law as a result of the Purchaser’s failure to pay the Purchase Price or any portion thereof in accordance with this Agreement, and (ii) any rights and remedies of any Party for gross negligence (grobe Fahrlässigkeit), fraud or wilful misconduct (Vorsatz).

11.	CONDUCT OF CLAIMS

11.1	In case of an issue, matter or fact potentially giving rise to a Claim, the Party seeking damages or indemnification under this Agreement (the “Indemnitee”) from the other Party (the “Indemnitor”) shall (i) within reasonable promptness and in no case later than within a period of one month after the Indemnitee becomes aware of the matter, give written notice to the Indemnitor of the Breach, state the circumstances of the Breach in reasonable detail, furnish reasonable proof as it has in its possession of the Breach and, to the extent then feasible, set forth the estimated amount of such Breach and (ii) shall grant the Indemnitor the opportunity to remedy the Breach within a reasonable period of time of at least

EXECUTION VERSION
45 Business Days, provided, that the failure of the Indemnitee to give written notice to the Indemnitor within a period of one month shall relieve the Indemnitor from the indemnification obligations herein unless the Indemnitor is not actually prejudiced as a result of the failure to give such notice.
11.2	If claims are raised, legal or administrative proceedings commenced or threatened to be commenced against the Indemnitee by a third party, including government agencies (a “Third Party Claim”), which may give rise to a Claim, the Indemnitee shall notify the Indemnitor in compliance with Section 11.1 of such Third Party Claim. The Indemnitee shall ensure that the Indemnitor shall (i) be provided with all materials, information (as it has in its possession) and assistance relevant in relation to the Third Party Claim, (ii) be given reasonable opportunity to comment or discuss with the Indemnitee any measures which the Indemnitor proposes to take or to omit in connection with a Third Party Claim, and (iii) in particular, the Indemnitor shall be given an opportunity to comment on, participate in, and review any reports on social security audits, disputes or appeals or other measures and shall receive without undue delay copies of all relevant notices (Bescheide) of any authority.

11.3	If and to the extent the Indemnitor depends on the cooperation of the Indemnitee, the Indemnitee shall, to the extent legally possible for the Indemnitee, at the request and expense of the Indemnitor, take all reasonable steps the Indemnitor may reasonably request from the Indemnitee in that respect.

11.4	No admission of a Third Party Claim shall be made by or on behalf of the Indemnitee and the Third Party Claim shall not be disposed of (erledigt) or settled (verglichen) without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

11.5	The Indemnitor shall be entitled at its own expense and its absolute discretion to take such action as the Indemnitor shall deem necessary or appropriate to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Indemnitee provided, however, that the Indemnitor prior to such action has acknowledged in writing to the Indemnitee that the Indemnitee will indemnify the Indemnitee from such Third Party Claim. The Indemnitee shall give all such information and assistance, as described above, including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records as the Indemnitor or its professional advisors may from time to time request. The Indemnitor agrees to keep all such information confidential and only to use it for such purpose.

11.6	To the extent that the Indemnitor is in breach of a guarantee, breach of a covenant or in case of an indemnification all costs and expenses incurred by the In-

EXECUTION VERSION
demnitor in defending such claim shall be borne by the Indemnitor; if it turns out that the Indemnitor was not in breach, any costs and expenses reasonably incurred by it in connection with the defence (including adviser’s fees and internal costs of its staff) shall be borne by the Indemnitee.

11.7	The failure of any Indemnitee to comply with the obligations of the Indemnitee under this Section 11 shall release any Indemnitor from its obligation to pay damages or to indemnify under this Agreement.

11.8	Any payments of the Indemnitor to the Indemnitee in connection with this Section 11 shall be considered as an adjustment of the Purchase Price.

12.	CONFIRMATIONS OF THE PURCHASER

12.1	The Purchaser confirms that when entering into this Agreement the Purchaser solely relies on (i) its inspection and investigation of the assets and rights sold under this Agreement conducted in the sole responsibility of the Purchaser, and (ii) the Information.

12.2	The Purchaser had the opportunity to ask questions and seek further clarifications regarding the Information.

12.3	The Purchaser declares that the Purchaser is not aware of any facts or circumstances, which could give rise to a Claim for Breach under this Agreement.

13.	USE OF NAMES “PFIZER” AND “EXUBERA”

13.1	No interest in or right to use the terms “Pfizer” or “Exubera” or any derivation thereof as company name (Firmenname), as part of a company name or in any logo, trade mark or trade name or in any other manner (“Retained Names and Marks”) is being transferred to the Purchaser pursuant to the transactions contemplated by this Agreement.

13.2	Subject to Clauses 13.3, the Purchaser guarantees that neither the Purchaser nor an affiliate of the Purchaser’s Group shall use the Retained Names and Marks.

13.3	The Purchaser shall as of the Closing Date discontinue the use of the Retained Names and Marks in any respect, provided, however, that the Purchaser may continue to use the terms “Pfizer” and “Exubera” for a transitional period of one month after the Closing Date (“Expiration Date”) to reregister any authorization held by PMF or PFIZER. As from the Closing, the Purchaser shall not take any action that might create the impression for a reasonable third party that PMF’s business continues to be a part of Sellers’ Group. The Purchaser shall use commercially reasonable best efforts to obtain any registration or approval nec-

EXECUTION VERSION
essary to refrain from using the Retained Names and Marks as expeditiously as possible after Closing.

13.4	The Parties agree that PMF and PFIZER shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser of any Retained Name or Mark after the Closing Date. The Purchaser is obliged to defend, indemnify and hold harmless all companies of the Sellers’ Group from any and all claims that may arise out of the use of the Retained Names or Marks by the Purchaser whether or not in accordance with this Agreement.

14.	ACCESS AND OTHER RIGHTS OF PFIZER

14.1	The Purchaser herewith grants to PMF and PFIZER the irrevocable and unrestricted right to make use of the DMF by cross-referencing to the DMF for regulatory purposes. This includes in particular (without being limited to) the right to refer to the DMF in the preparation of a dossier for an application to a marketing authorization of a medicinal product including line extensions (MAA) or in the preparation for a dossier for an application for a variation of the marketing authorization of a medicinal product (MAV) or to supply information to the authorities in support of the chemistry, manufacturing and control (CMC) sections of INDs, NDAs, ANDAs, and BLAs. Further, the Purchaser shall reasonably support PMF and PFIZER in exercising this reference right by promptly issuing upon request of PFIZER or PMF the Letter of Authorization (LOA) or Letter of Access (LOA) authorizing PMF or Pfizer or a third party authorized by PFIZER or PMF to reference the DMF and by promptly responding to all other requests of the competent authorities in close consultation with PFIZER and PMF.

14.2	The Purchaser agrees that PMF and PFIZER keep copies of all documents and records sold to the Purchaser under this Agreement and further agrees that PMF and PFIZER make available such copies to the purchaser under a LIP Business Sale.

15.	NOTICES

15.1	Unless provided otherwise in this Agreement, all declarations of the Parties under this Agreement which require receipt by the respective other Party must be made by registered mail with return receipt (Einschreiben mit Rückschein) or equivalent including courier with confirmation of receipt. The declarations shall at the same time be sent by telefax.

15.2	PMF and PFIZER appoint
Attention: Inderpal Singh
Pfizer Inc.
235 East 42nd Street

EXECUTION VERSION
New York, NY 10017
USA
Fax: +1 (646) 328 3113
copy to:
Attention:
Christoph Holstein
Lars Benger
Clifford Chance
Könisgallee 59
40215 Düsseldorf
Germany
Fax: +49 211 4355 5600
as (joint) agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving PMF and/or PFIZER arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Purchaser (which approval shall not be unreasonably withheld). PMF and/or PFIZER shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

15.3	The Purchaser appoints
David Thomson
28903 North Ave. Paine
Valencia, California, 91355
USA
Fax: +1 661 775 2086
copy to:
Dr. Benno Schwarz
Gibson, Dunn & Crutcher LLP
Widenmayerstraße 10
80538 Munich
Germany
Fax. No:+49 (89) 189 33 310

EXECUTION VERSION
as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Purchaser arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Seller (which approval shall not be unreasonably withheld). Purchaser shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

15.4	Each Party may at any time appoint one or more other authorized agents for the receipt of all declarations that require receipt by the respective other Party by notice in accordance with this Article 15. However, for each Party at least one authorized agent for the receipt of all declarations that require receipt by the respective other Party must be appointed.

16.	CONFIDENTIALITY, ANNOUNCEMENTS

16.1	Any information or documents relating to a Party or their respective businesses and made available to another Party in connection with this Agreement shall not be disclosed to third parties or published unless required by applicable law, rules or regulations. However, this obligation shall not apply to information that is proven (i) to have been (or have become) generally available (public domain) without breach of any obligation of any of the Parties, (ii) to have been known to the disclosing Party prior to the disclosure, (iii) to have been independently developed by the disclosing Party, or (iv) to have been received by the disclosing Party from a third party without any violation of any obligation of such third party owed to the disclosing Party.

16.2	Neither Party shall, without the prior written consent of the respective other Party, disclose the content of this Agreement to third parties or make any information relating thereto available to third parties. This shall not, however, apply to the extent a Party or an affiliate of a Party is obliged to make any announcement or disclosure under applicable law or regulation. The right of the Parties to disclose matters to advisers who are bound by law to professional secrecy shall remain unaffected. Notwithstanding the foregoing, the Purchaser shall be entitled to disclose the contents of this Agreement in connection with a potential partnering transaction upon five Business Days notice to PFIZER unless PFIZER reasonably refuses consent within such time period and further provided that the Purchaser shall only be entitled to disclose the contents of this Agreement to a potential partner that (i) is bound by an obligation of confidenti-

EXECUTION VERSION
ality and (ii) has been permitted to conduct due diligence on the Purchaser new drug application for its inhaled insulin product.

16.3	Unless otherwise provided for in this Agreement, neither Party shall make any public announcement regarding the entering into of this Agreement without the prior written consent of the other Parties, unless (i) in a reasonable judgment of a Party, required by, or appropriate under applicable law or regulation, or (ii) except as required to perform this Agreement. Reasonably prior to any permitted announcement the Party wishing to make the announcement shall, to the extent possible without violation of legal restrictions, notify the other Party thereof, provide to the other Party the proposed wording of the announcement, consult with the other Party and take any requests of the other Party into due consideration.

17.	ASSIGNMENT RESTRICTIONS

This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto, provided, however, that each Party may assign and transfer any rights and obligations under this Agreement to its affiliates (verbundene Unternehmen as defined in sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz)) if and to the extent such assigning Party remains obliged to adhere to the terms of this Agreement as joint creditor (Gesamtschuldner) with the respective affiliate.

18.	COSTS AND TRANSFER TAXES

All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement including without limitation, legal services, shall be borne by the Party commissioning the respective expenses, costs, fees and charges unless expressly provided otherwise in this Agreement. All notarial fees as well as the other costs that result from the signing of this Agreement and the consummation of the transactions contemplated in this Agreement, including any possible applicable transfer taxes shall be borne by the Purchaser. The costs arising in connection with the notification of the transaction to the competent authorities, if any, including the costs charged by the competent authorities, shall be borne by the Purchaser.

19.	FINAL PROVISIONS

19.1	PMF and PFIZER shall be severally but not jointly liable for any of their obligations under or in connection with this Agreement (Haftung als Teilschuldner; Ausschluss der gesamtschuldnerischen Haftung). To the extent, any of the rights and assets sold under this Agreement are held/owned by affiliates of PFIZER

EXECUTION VERSION
other than PMF, PFIZER will procure the transfer of the respective rights and assets to the Purchaser by the respective affiliates at Closing and thereafter.
19.2	Any amendments to this Agreement shall be in writing, signed by each of the Parties to be valid and require the explicit reference to this Agreement but need to be notarized if this is required by mandatory law. This is also applicable for an amendment of this Section 19.2.

19.3	If any provision of this Agreement or any provision to be incorporated into this Agreement is or becomes invalid or impracticable or should a necessary provision not be contained in this Agreement, the validity of this Agreement and the remaining provisions of this Agreement shall remain unaffected. Instead of the invalid or impracticable provision or to bridge the gap, a valid provision is applicable which to the fullest extent possible corresponds to what the parties would have wanted or according to the sense and object of this Agreement would have agreed if they had known the invalidity or impracticability or had realized the gap.

19.4	This Agreement shall be exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany (without regard to the conflicts of law provisions of the law of the Federal Republic of Germany).

19.5	All disputes, controversies or claims arising from or in connection with this Agreement (including questions concerning its validity) shall be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce without recourse to the ordinary courts of law. The arbitration tribunal shall consist of 3 (three) arbitrators. The arbitration shall take place in Frankfurt am Main. The arbitration shall be conducted in English but written evidence (Beweismittel) may also be submitted in German. In the event that applicable mandatory law requires any matter arising out of or connection with this Agreement and its implementation to be decided by an ordinary court of law, the competent courts in Frankfurt am Main — to the extent legally possible — shall have the exclusive jurisdiction.

19.6	This Agreement comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations, agreements and undertakings of the parties whether oral or written, with respect to the subject matter hereof, including without limitation, the Heads of Terms dated 13 February 2009. The Parties agree that the Confidentiality Agreement dated 3 January 2008, as amended, shall become invalid on the Closing Date. Oral or written side agreements to this Agreement do not exist.

EXECUTION VERSION
19.7	Each Party shall from time to time execute and deliver all such further documents and agreements and take all such further actions as the other Party may reasonably require and which are not inconsistent with any other provisions of this Agreement in order to effectively consummate this Agreement as provided herein.

19.8	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

19.9	This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

19.10	Except as expressly provided otherwise in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds of a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other party/parties or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).
This recording has been read to the appeared in the presence of the Notary, was presented to them for inspection together, approved by the appeared and signed by them and the notary as follows:
/s/ Authorized signatures

EXECUTION VERSION
Annex 1.1(g)
Guarantees
1.	AUTHORIZATION

1.1	On the date hereof and on the Closing Date, subject to the approvals referred to in the Agreement, the execution and performance by PMF of the Agreement is within PMF’s corporate powers, does not violate the articles of association of PMF and will be, prior to the Closing Date, duly authorized by all necessary corporate action on the part of PMF.

1.2	On the date hereof and on the Closing Date, subject to the approvals referred to in the Agreement, the execution and performance by PFIZER of the Agreement is within PFIZER’s corporate powers, does not violate the articles of association of PFIZER and will be, prior to the Closing Date, duly authorized by all necessary corporate action on the part of PFIZER.

1.3	On the date hereof and on the Closing Date, assuming compliance with any applicable requirements under merger control laws, the execution and performance of the Agreement by PMF requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on PMF.

1.4	On the date hereof and on the Closing Date, assuming compliance with any applicable requirements under merger control laws, the execution and performance of the Agreement by PFIZER requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on PFIZER.

1.5	On the date hereof, there is no lawsuit, investigation or proceeding pending or, to the PMF’s best knowledge, threatened in writing against PMF before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by the Agreement.

1.6	On the date hereof, there is no lawsuit, investigation or proceeding pending or, to the PFIZER’s best knowledge, threatened in writing against PFIZER before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by the Agreement.

2.	LEGAL ORGANIZATION

EXECUTION VERSION
2.1	On the date hereof and on the Closing Date, PMF has been duly established under the laws of the Federal Republic of Germany, and PMF validly exists under the laws of the Federal Republic of Germany.

2.2	On the date hereof and on the Closing Date, PFIZER has been duly established under Delaware law, and PFIZER validly exists under Delaware law.

2.3	On the date hereof and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to PMF, and no such proceedings have been pending and no circumstances existed according to which the PMF was insolvent and obliged to initiate such proceedings under applicable laws.

2.4	On the date hereof and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to PFIZER.

2.5	On the date hereof and on the Closing Date, PMF is a wholly-owned indirect subsidiary of PFIZER.

3.	TITLE TO BULK INSULIN INVENTORY AND VALID AGREEMENTS

3.1	PMF has good and valid title to approx. [...***...] of Bulk Insulin Inventory sold under the Agreement. The Purchaser is aware of the restrictions of use of the Bulk Insulin Inventory based on the Amended and Restated License Agreement.

3.2	The Amended and Restated License Agreement and the Exubera Purchase Agreement are binding and valid with respect to PMF and PFIZER and any company of the Sellers’ Group and have not been terminated (gekündigt), materially amended (geändert) suspended by agreement (einvernehmlich aufgehoben) or challenged in writing (schriftlich angefochten), in whole or in part, and are, to the Sellers’ best knowledge, in full force and effect in accordance with the terms thereof, as of the date hereof.

3.3	Neither PMF nor PFIZER or, to the best knowledge of PMF and PFIZER, any other company of the Sellers’ Group, have been served written notice or, to the best knowledge of PMF and PFIZER, have been orally informed of formal proceedings relating to the validity, nullification, interference with or voiding of the Amended and Restated License Agreement or the Exubera Purchase Agreement.

***	Confidential Treatment Requested

EXECUTION VERSION
3.4	A true and complete copy of the Amended and Restated License Agreement is attached hereto as Annex 1.1(a).

3.5	A true and complete copy of the Exubera Purchase Agreement was available at notarization of this Agreement.

4.	INTELLECTUAL PROPERTY RIGHTS AND ASSETS

4.1	Subject to the terms of the Exubera Purchase Agreement and the terms of the Amended and Restated License Agreement, (i) PFIZER has good and valid title to PFIZER’s EPA Assets, PFIZER’s EPA Rights and PFIZER’s License Rights, free and clear of any liens, pledges, security interests, transfer restrictions, encumbrances, options, or other rights of third parties of whatever kind, and (ii) PMF has good and valid title to PMF’s License Assets, PMF’s IP Rights and PMF’s License Rights, free and clear of any liens, pledges, security interests, transfer restrictions, encumbrances, options, or other rights of third parties of whatever kind.

4.2	Until the Closing Date, neither PMF nor PFIZER have transferred or assigned, waived or otherwise disposed of any of their rights under the Amended and Restated License Agreement.

4.3	PMF’s IP Rights, PMF’s License Rights and PFIZER’s License Rights together with any Intellectual Property forming part of PFIZER’s EPA Rights and any other rights and assets sold to the Purchaser under the Agreement, constitute to the Sellers’ best knowledge all material Intellectual Property necessary for the manufacture of bulk insulin (equal to the bulk insulin of the Bulk Insulin Inventory).

4.4	Within the 24 (twenty four) months prior to the date hereof, neither PMF nor PFIZER have been served written notice or, to the best knowledge of PMF and PFIZER, have been orally informed of formal proceedings relating to the validity, nullification, interference with or voiding of PMF’s IP Rights, PMF’s License Rights or PFIZER’s License Rights.

4.5	Within the 24 (twenty four) months prior to the date hereof, neither PMF nor PFIZER have been served written notice or, to the best knowledge of PMF and PFIZER, have been orally informed of formal proceedings commenced by a third party against PMF or PFIZER asserting an infringement, misappropriation or violation of third party rights by the use of any of PMF’s IP-Rights, PMF’s License Rights or PFIZER’s License Rights.

5.	NO OTHER GUARANTEE

EXECUTION VERSION
Aside from the Guarantees in Sections 1 through to 4, PMF and PFIZER do not give any further express or implied guarantees.

FINAL DRAFT 5 March 2009
PFIZER MANUFACTURING FRANKFURT GMBH
PFIZER INC.
AND
MANNKIND CORPORATION

INSULIN MAINTENANCE AND CALL-OPTION AGREEMENT

 2
DRAFT — FOR DISCUSSION PURPOSES ONLY

3

DRAFT — FOR DISCUSSION PURPOSES ONLY
INDEX OF ANNEXES
Annexes to Insulin Maintenance and Call-Option Agreement

Annex 1	Storage Conditions

Annex 2	Stability Program

Annex 3	Retained Insulin

4

DRAFT — FOR DISCUSSION PURPOSES ONLY
THIS INSULIN MAINTENANCE AND CALL OPTION AGREEMENT is made on [•] 2009
BETWEEN
(1)	PFIZER INC., a Delaware corporation with principal executive offices at 235 East 42nd Street, New York, New York 10017, USA (“PFIZER”);

(2)	Pfizer Manufacturing Frankfurt GmbH, with statutory seat in Frankfurt am Main, Federal Republic of Germany, registered in the commercial register at the local court of Frankfurt am Main under HRB 81803 (together with PFIZER, “PMF”); and

(3)	MannKind Corporation, a Delaware corporation with principal executive offices at 28903 North Avenue Paine, Valencia, CA 91355, USA (the “CONTRACTOR”).
WHEREAS:
1.	PFIZER, PMF and CONTRACTOR have entered into an Insulin Sale and Purchase Agreement (“Insulin Agreement”) and other related agreements under which CONTRACTOR has purchased and been transferred a certain portion of the Bulk Insulin Inventory, and acquired rights to use certain related intellectual property rights from PFIZER and PMF.

2.	A certain portion of the Bulk Insulin Inventory has not been purchased by and transferred to CONTRACTOR pursuant to the Insulin Agreement, but has been retained by PMF (“Retained Insulin”).

3.	CONTRACTOR shall continue to store and maintain the Retained Insulin on behalf of PMF, and shall perform certain services related to the storage and testing of the Retained Insulin, in accordance with detailed standards and regulatory requirements.

4.	PMF is willing to grant CONTRACTOR an option to purchase the Retained Insulin, and to demand transfer to CONTRACTOR of any remaining Retained Insulin upon termination of this Agreement at no cost.

5

DRAFT — FOR DISCUSSION PURPOSES ONLY
NOW, therefore, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms and expressions used in this Agreement shall have the meaning ascribed to them in the Insulin Sale Agreement unless defined otherwise in the following:

“Agreement”	shall mean this Insulin Maintenance and Call-Option Agreement;

“Bulk Insulin Inventory”	shall mean all of PMF’s inventory of bulk insulin manufactured by PMF and stored at PMF’s site and at PFIZER’s site in Terre Haute/Vigo County as at the Effective Date;

“Business Days”	shall mean any day other than a Saturday or Sunday, on which the banks are open for regular business in New York City, New York, United States of America and Frankfurt am Main, Federal Republic of Germany;

“Certificate of Compliance”	shall have the meaning set forth in Section 6.1;

“Claim”	shall have the meaning set forth in Section 8.1;

“CONTRACTOR”	shall have the meaning set forth in the lead-in to this Agreement;

“Dispose” or “Disposal”	means, when used with respect the Retained Insulin, any disposal, donation, transfer, sale, use or other disposition of any portion or all of Retained Insulin, whether or not for value, however occurring;

“DMF”	shall mean the drug master file for the Bulk Insulin Inventory containing all chemistry, manufacturing and controls data and, in cases where required by specific regulatory agencies, additional data on file with any regulatory authority;

“Effective Date”	shall mean the Closing Date as that term is used in the Insulin Agreement;

“EMEA”	shall mean the European Medicines Agency;

6

DRAFT — FOR DISCUSSION PURPOSES ONLY

“FDA”	shall mean the United States Food and Drug Administration;

“cGMP”	shall mean then-current good manufacturing practices as defined by the FDA in 21 Code of Federal Regulations part 211, and corresponding regulations of the EMEA;

“Insulin Agreement”	shall have the meaning set forth in the lead-in to this Agreement;

"LIP Asset Sale Closing”	shall have the meaning set forth in the HBR Purchase Agreement;

"LIP Business Sale Closing”	shall have the meaning set forth in the HBR Purchase Agreement;

“Party” or “Parties”	shall mean PMF, PFIZER and the CONTRACTOR collectively or individually;

“PMF”	shall have the meaning set forth in the lead-in to this Agreement;

“Product”	shall mean an insulin product which incorporates any of the Retained Insulin that is approved for use by a competent regulatory authority, and is marketed by any Party or any third party;

"HBR Purchase Agreement”	shall mean a separate agreement between the CONTRACTOR and its affiliate, PMF and PFIZER according to which certain other assets of PMF and certain rights of PFIZER are sold by PMF and PFIZER to the CONTRACTOR and its affiliate dated [•] (notarial deed number [•] 2009 of the notary [•]);

“Retained Insulin”	shall mean approximately [...***...] manufactured in [...***...] and [...***...] manufactured in [...***...] of the Bulk Insulin Inventory manufactured by PMF identifiable by the batch numbers and production years as set forth in Annex 3 and the Terre Haute Insulin, if and to the extent that PFIZER exercises its option under this Agreement to have the Terre Haute Insulin transferred to the then current storage location of the Retained Insulin;

***	Confidential Treatment Requested

7

DRAFT — FOR DISCUSSION PURPOSES ONLY

“Stability Program”	shall mean the relevant test methods and procedures as set forth in Annex 2;

“Storage Conditions”	shall have the meaning set forth in Section 2.2;

“Term”	shall have the meaning set forth in Section 7.1;

“Terre Haute Insulin”	shall mean approximately [...***...] of the bulk insulin inventory manufactured by PMF and currently stored at PFIZER’s site in Terre Haute/Vigo County;

“WHO”	shall mean the World Health Organization.
1.2	In this Agreement, unless the context otherwise requires:
1.2.1	headings are for convenience only and do not affect the interpretation of this Agreement;

1.2.2	references to any term in the singular shall, if the context so demands, also include the plural and vice versa;

1.2.3	references to USD or US Dollar are references to the lawful currency of the United States of America;

1.2.4	where a German term has been inserted in parenthesis and/or italics the German term alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement;

1.2.5	references to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than the Federal Republic of Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term; and

1.2.6	references to any statute or statutory provision shall be construed as a reference to the same as it has been in force as of the date hereof, unless indicated otherwise.
1.3	The Annexes of this Agreement form an integral part of this Agreement.

***	Confidential Treatment Requested

8

DRAFT — FOR DISCUSSION PURPOSES ONLY
2.	STORAGE OF RETAINED INSULIN

2.1	During the Term of this Agreement CONTRACTOR shall store or procure the storage of the Retained Insulin to PMF. The CONTRACTOR must ensure that the Retained Insulin is stored physically separated from the CONTRACTOR’s bulk insulin inventory.

2.2	The specific conditions for storage and related instructions have been agreed on and are described in Annex 1 (the “Storage Conditions”). CONTRACTOR shall adhere to the requirements set forth in the Storage Conditions.

2.3	CONTRACTOR shall obtain the prior written approval of PMF before making any modifications to the Storage Conditions of the Retained Insulin, including any change which may affect the quality or performance, or exceed validation parameters or impact the DMF.

2.4	CONTRACTOR shall refrain from any activity that could adversely affect the quality of the Retained Insulin.

2.5	The Parties acknowledge that arm’s length consideration for services provided by the CONTRACTOR to PMF under this Agreement have been duly considered in the calculation of the Purchase Price (as defined under the Insulin Agreement) owed and paid by the CONTRACTOR to PMF under the terms of the Insulin Agreement in consideration of the portion of the Bulk Insulin Inventory acquired by the CONTRACTOR from PMF under the Insulin Agreement, and agree that no additional service or other fees shall be owed by PMF to the CONTRACTOR under this Agreement, unless expressly specified otherwise herein (including reimbursement of costs incurred by the CONTRACTOR which under the terms of this Agreement are to be borne by PMF).

3.	MAINTENANCE OF DMF, STABILITY PROGRAM, RECORDS

3.1	DMF Maintenance and Updates. During the Term CONTRACTOR is obligated to regularly update the DMF with respect to the state-of-the-art regulatory and scientific requirements and (as far as applicable) to the actual synthesis/manufacturing processing in accordance with all current applicable laws, guidelines and requests of the competent authorities and to submit any addition, change, or deletion of information in the DMF in the required format and due time intervals to the competent authority. Further, CONTRACTOR shall without undue delay respond to all notifications and requests of the competent authorities and issue all necessary declarations, in particular (without being limited to) to prevent that DMF becomes inactivated by the competent authorities. In no event may CONTRACTOR, during the Term request that the DMF be retired, closed, inactivated, or withdrawn.

9

DRAFT — FOR DISCUSSION PURPOSES ONLY
3.2	Stability Program. During the Term of this Agreement CONTRACTOR shall adhere to the established Stability Program for the Retained Insulin. The Parties shall use all reasonable efforts to ensure that the Stability Program is, and remains throughout the Term, compliant with the standards of the FDA, EMEA and WHO.

3.2.1	CONTRACTOR is responsible for monitoring and maintenance of the cGMP status for all relevant activities relating to storage and testing of the Retained Insulin. CONTRACTOR is responsible for qualification, calibration and validation of its facilities and equipment used in connection with the Stability Program.

3.2.2	The CONTRACTOR shall incorporate modifications into the Stability Program as reasonably requested by PMF.

3.2.3	To the extent the results of any Stability Program test supports extension of the dating of the Retained Insulin, CONTRACTOR shall update the DMF accordingly and in accordance with Section 3.1 above, or if PMF so requests, shall provide all reasonable assistance to allow PMF to do so.

3.3	Records. CONTRACTOR shall ensure that the results of any tests performed according to the Stability Program are documented in appropriate stability records. The complete set of stability records shall be kept by CONTRACTOR during the Term of this Agreement, and shall be made available to PMF upon its reasonable request. After termination of this Agreement, such stability records shall be transferred to PMF.

3.3.1	CONTRACTOR shall retain other storage and testing documents and data, including without limitation cleaning records, balances and other calibration records, process control data and any protocols and reports generated which are directly or indirectly connected to the storage and testing of the Retained Insulin. CONTRACTOR shall make such other records available for the inspection of PMF upon reasonable notice during the Term.

3.3.2	Electronic records must comply with cGMP requirements and be readily available for PMF’s inspection upon reasonable notice throughout the period of retention.

4.	REGULATORY ISSUES

4.1	Inspections.

4.1.1	CONTRACTOR will notify PMF of any inspection made or to be made by any competent authority and/or any comments made by such authorities that may relate to the Retained Insulin. So far as permitted by law, and at PMF’s option,

10

DRAFT — FOR DISCUSSION PURPOSES ONLY
CONTRACTOR will procure the involvement of PMF in any such inspection, provided that nothing in this Section 4 shall relieve CONTRACTOR of any of its obligations under this Agreement.

4.1.2	CONTRACTOR shall ensure that PMF and any competent regulatory authority are permitted to conduct all necessary inspections in connection with the Retained Insulin. CONTRACTOR will respond promptly in taking appropriate corrective measures indicated in any audit report issued by PMF and/or the competent authority following such an inspection.

4.2	Access to regulatory data. On request CONTRACTOR will make available to PMF any data and/or information related to the Retained Insulin that PMF may need for conducting investigations, compiling reports or regulatory purposes.

4.3	Complaints and Recalls. Each Party agrees to cooperate with and provide reasonable assistance to the other in responding to and handling external customer complaints and/or product recalls relating to any Products. A Party’s obligation to cooperate with and provide reasonable assistance to the other includes any third party recipient or purchaser of Retained Insulin according to Section 5. In the event that the subject Product of the complaint and/or recall is marketed by a Party to this Agreement, the marketing Party shall bear responsibility for handling such complaint and/or recall, and shall bear all costs associated therewith.

5.	PMF’S TRANSFER OPTION RIGHT AND RIGHT OF DISPOSAL AND CONTRACTOR’S OPTION RIGHTS AND PURCHASE OBLIGATION

5.1	Transfer Option for Terre Haute Insulin. PFIZER shall have the right at all times during the Term to transfer and ship the Terre Haute Insulin at its own costs to the then current CONTRACTOR’s storage location of the Retained Insulin. Upon exercise of this option, the Terre Haute Insulin shall be regarded as part of the Retained Insulin and, following transfer and shipment of the Terre Haute Insulin to the then current CONTRACTOR’s storage location of the Retained Insulin, all rights and obligations of the Parties relating to the Retained Insulin under this Agreement shall apply and PFIZER shall have the same rights and obligations as PMF under this Agreement.

5.2	Right of Disposal. PMF and PFIZER, as the case may be, shall have the right at all times during the Term to Dispose of any portion or all of the Retained Insulin and/or Terre Haute Insulin at its sole discretion. The CONTRACTOR shall be responsible for shipment of all such Retained Insulin at PMF’s cost, and shall adhere to the shipping instructions provided by PMF. On the second anniversary of this Agreement PFIZER shall inform the CONTRACTOR about its long term plans to Dispose of any portion or all of the Retained Insulin.

11

DRAFT — FOR DISCUSSION PURPOSES ONLY
5.3	Purchase Option. The CONTRACTOR shall have the option to purchase any portion or all of the Retained Insulin and/or Terre Haute Insulin from PMF and PFIZER, as the case may be, during the Term to the extent (i) PMF and PFIZER have not Disposed of the Retained Insulin and/or the Terre Haute Insulin in accordance with Section 5.2 or (ii) the Retained Insulin or Terre Haute Insulin is subject to a projected demand inter alia under a donation program. If the CONTRACTOR wishes to purchase any such Retained Insulin and/or Terre Haute Insulin, then the purchase price shall be [...***...].

5.4	Purchase Obligation: In case of either the LIP Asset Sale Closing or the LIP Business Sale Closing with Sanofi-Aventis as purchaser, the CONTRACTOR shall be obliged to offer to purchase from PMF all remaining amounts of the Retained Insulin at a purchase price of [...***...], as long as there is sufficient remaining dating on the Retained Insulin to allow commercial sale, prior to commencing commercial production in a new insulin plant.

5.5	Transfer Option. Upon termination of this Agreement, the CONTRACTOR shall have the option to require PMF to transfer title and possession of any Retained Insulin and/or Terre Haute Insulin to CONTRACTOR at no cost, to the extent not Disposed of by PMF pursuant to Section 5.2 or purchased by CONTRACTOR pursuant to Section 5.3.

6.	CERTIFICATES OF COMPLIANCE AND ANALYSIS

6.1	For all Retained Insulin that is Disposed of by PMF, the CONTRACTOR shall issue a certificate of compliance stating that Disposed insulin complies with the requirements of this Agreement (“Certificate of Compliance”). The CONTRACTOR shall supply the Certificate of Compliance with each delivery of Disposed insulin to PMF or to PMF’s designee.

6.2	The Certificate of Compliance must indicate that the batch of Retained Insulin has been stored and/or tested under GMP-compliant conditions according to the Storage Conditions and Stability Program, that all appropriate documentation has been reviewed and approved and that any deviations, to the extent any exist, have been reviewed and approved in accordance with an established deviation procedure. The Certificate of Compliance must also indicate compliance with any specific local regulatory requirements.

7.	TERM OF THE AGREEMENT

This Agreement shall become effective from the Effective Date and remain in force and effect until the 10th anniversary of the last manufactured batch of the Retained Insulin (the “Term”).

***	Confidential Treatment Requested

12

DRAFT — FOR DISCUSSION PURPOSES ONLY
8.	INDEMNIFICATION AND INSURANCE

8.1	The CONTRACTOR shall indemnify and hold PMF free and harmless from and against any claims, demands, judgments, losses, damages, costs, or expenses (including reasonable attorney’s fees and court costs) (“Claim”) relating to the use or marketing of any Products arising from or based upon the wilful misconduct or grossly negligent or fraudulent acts or omissions of CONTRACTOR or its employees or agents, in connection with its obligations under this Agreement, provided that the CONTRACTOR shall not be liable under this indemnity to the extent that any such Claims arise as a result of any wilful misconduct or grossly negligent or fraudulent acts or omissions of PMF or its employees or agents.

8.2	PMF shall indemnify and hold the CONTRACTOR free and harmless from and against any claims, demands, judgments, losses, damages, costs, or expenses (including reasonable attorney’s fees and court costs) (“Claim”) relating to the use or marketing of any Products arising from or based upon the wilful misconduct or grossly negligent or fraudulent acts or omissions of PMF or its employees or agents, in connection with its obligations under this Agreement, provided that PMF shall not be liable under this indemnity to the extent that any such Claims arise as a result of any wilful misconduct or grossly negligent or fraudulent acts or omissions of the CONTRACTOR or its employees or agents.

8.3	Section 11 (“Conduct of Claims”) of the Insulin Agreement shall govern the procedure for the treatment of any Claim that arises pursuant to Section 8.1 or Section 8.2 above. The definitions in this Agreement shall take precedence over the definitions in the Insulin Agreement in the interpretation of Section 11 (“Conduct of Claims”).

8.4	Each Party, at its expense, shall obtain, maintain and provide evidence to the other Party that it has obtained and maintains adequate insurance cover to cover the Claims arising under this Agreement.

9.	NOTICES

9.1	Unless provided otherwise in this Agreement, all declarations of the Parties under this Agreement which require receipt by the respective other Parties must be made by registered mail with return receipt (Einschreiben mit Rückschein). The declarations shall at the same time be sent by telefax.

9.2	PMF and PFIZER appoint
Mr Inderpal Singh
Pfizer Inc.
NYO 235-25-03
235 East 42nd Street

13

DRAFT — FOR DISCUSSION PURPOSES ONLY
New York NY 10017
USA
Fax-No.: +1 (646) 328 3113
copy to:
Mr Lars Benger
Mr Christoph Holstein
Clifford Chance
Königsallee 59
40215 Düsseldorf
Germany
Fax-No.: +49 (211) 4355 5600
as (joint) authorized agent for the receipt of all declarations that require receipt by PMF and/or PFIZER.

9.3	The CONTRACTOR appoints
David Thomson
28903 North Ave. Paine
Valencia, California, 91355
USA
Fax: +1 661 775 2086
copy to:
Dr. Benno Schwarz
Gibson, Dunn & Crutcher LLP
Widenmayerstraße 10
80538 München
Germany
Fax-No.:+49 (89) 189 33 310
as authorized agent for the receipt of all declarations that require receipt by the CONTRACTOR.

9.4	Each Party may at any time appoint one or more other authorized agents for the receipt of all declarations that require receipt by the respective other Parties by notice in accordance with this Article 9. However, for each Party at least one authorized agent for the receipt of all declarations that require receipt by the respective other Parties must be appointed.

14

DRAFT — FOR DISCUSSION PURPOSES ONLY
10.	CONFIDENTIALITY, ANNOUNCEMENTS

10.1	Any information or documents relating to a Party or their respective businesses and made available to another Party in connection with this Agreement shall not be disclosed to third parties or published unless required by applicable law, rules or regulations. However, this obligation shall not apply to information that is proven (i) to have been (or have become) generally available (public domain) without breach of any obligation of any of the Parties, (ii) to have been known to the disclosing Party prior to the disclosure, (iii) to have been independently developed by the disclosing Party, or (iv) to have been received by the disclosing Party from a third party without any violation of any obligation of such third party owed to the disclosing Party.

10.2	No Party shall, without the prior written consent of the other Parties, disclose the content of this Agreement to third parties or make any information relating thereto available to third parties. This shall not, however, apply to the extent a Party or an affiliate of a Party is obliged to make any announcement or disclosure under applicable law or regulation. The right of the Parties to disclose matters to advisers who are bound by law to professional secrecy shall remain unaffected.

10.3	Unless otherwise provided for in this Agreement, no Party shall make any public announcement regarding the entering into of this Agreement without the prior written consent of the other Parties, unless (i) in a reasonable judgment of a Party, required by, or appropriate under applicable law or regulation, or (ii) except as required to perform this Agreement. Reasonably prior to any permitted announcement the Party wishing to make the announcement shall, to the extent possible without violation of legal restrictions, notify the other Parties thereof, provide to the other Parties the proposed wording of the announcement, consult with the other Parties and take any requests of the other Parties into due consideration.

11.	ASSIGNMENT RESTRICTIONS

This Agreement and any rights and obligations hereunder may not be assigned or transferred by CONTRACTOR, in whole or in part, without the prior written consent of PMF.

12.	COSTS AND TRANSFER TAXES

All expenses, costs, fees and charges in connection with the storage of the Retained Insulin, the conduction of the Stability Program, and the regulatory issues described in Section 4 of this Agreement to be complied with by CONTRACTOR and all other expenses, costs, fees and charges transactions contemplated under this Agreement including without limitation, legal services, shall be borne

15

DRAFT — FOR DISCUSSION PURPOSES ONLY
by the CONTRACTOR, unless expressly provided otherwise in this Agreement. All costs that result from the signing of this Agreement and the consummation of the transactions contemplated in this Agreement, including any possible applicable transfer taxes shall be borne by the CONTRACTOR. The costs arising in connection with the notification of the transaction to the competent authorities, if any, including the costs charged by the competent authorities, shall be borne by the CONTRACTOR.

13.	FINAL PROVISIONS

13.1	Any amendments to this Agreement shall be in writing, signed by each of the Parties to be valid and require the explicit reference to this Agreement but need to be notarized if this is required by mandatory law. This is also applicable for an amendment of this Section 13.1.

13.2	If any provision of this Agreement or any provision to be incorporated into this Agreement is or becomes invalid or impracticable or should a necessary provision not be contained in this Agreement, the validity of this Agreement and the remaining provisions of this Agreement shall remain unaffected. Instead of the invalid or impracticable provision or to bridge the gap, a valid provision is applicable which to the fullest extent possible corresponds to what the parties would have wanted or according to the sense and object of this Agreement would have agreed if they had known the invalidity or impracticability or had realized the gap.

13.3	This Agreement shall be exclusively governed by and construed in accordance with the law of the Federal Republic of Germany applicable to parties residing within the Federal Republic of Germany (without regard to the conflicts of law provisions of the law of the Federal Republic of Germany).

13.4	All disputes, controversies or claims arising from or in connection with this Agreement (including questions concerning its validity) shall be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce without recourse to the ordinary courts of law. The arbitration tribunal shall consist of 3 (three) arbitrators. The arbitration shall take place in Düsseldorf. The arbitration shall be conducted in English but written evidence (Beweismittel) may also be submitted in German. In the event that applicable mandatory law requires any matter arising out of or connection with this Agreement and its implementation to be decided by an ordinary court of law, the competent courts in Düsseldorf — to the extent legally possible — shall have the exclusive jurisdiction.

13.5	Notwithstanding other agreements referred to herein including the Insulin Agreement, this Agreement comprises the entire agreement between the Parties

16

DRAFT — FOR DISCUSSION PURPOSES ONLY
concerning the subject matter hereof and supersedes and replaces all prior negotiations, agreements and undertakings of the parties whether oral or written, with respect to the subject matter hereof. Oral or written side agreements to this Agreement do not exist.

13.6	Each Party shall from time to time execute and deliver all such further documents and agreements and take all such further actions as the other Parties may reasonably require and which are not inconsistent with any other provisions of this Agreement in order to effectively consummate this Agreement as provided herein.

13.7	This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

13.8	Except as expressly provided otherwise in this Agreement, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Parties may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds of a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

EXECUTION VERSION
Annex 9
Purchaser’s Guarantees
1.	AUTHORIZATION OF THE PURCHASER

1.1	On the date hereof and on the Closing Date the execution and performance by the Purchaser of the Agreement are within the Purchaser’s corporate powers, do not violate the articles of association of the Purchaser and will be, prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Purchaser.

1.2	On the date hereof and on the Closing Date, assuming compliance with any applicable requirements under merger control laws, the execution and performance of the Agreement by the Purchaser requires no approval or consent by any governmental authority and does not violate any applicable law or decision by any court or governmental authority binding on the Purchaser.

1.3	On the date hereof and on the Closing Date, there is no lawsuit, investigation or proceeding pending or, to the Purchaser’s best knowledge, threatened in writing against the Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by the Agreement.

2.	LEGAL ORGANIZATION OF THE PURCHASER

2.1	On the date hereof and on the Closing Date, the Purchaser has been duly established under the laws of the state of Delaware and the Purchaser validly exists under the laws of the state of Delaware.

2.2	On the date hereof and on the Closing Date, no bankruptcy or insolvency proceedings are pending with respect to the Purchaser.

2.3	Neither the Seller nor a company of the Sellers’ Group has or shall have any liability or otherwise suffer or incur any loss, cost or damage as a result of or in connection with any brokerage or finder’s fee or other commission of any person retained by the Purchaser or any of its affiliates in connection with any of the transactions contemplated in the Agreement.